EXHIBIT 10.3
Form of Performance Stock Unit Agreement pursuant to the
FedEx Corporation 2019 Omnibus Stock Incentive Plan, As Amended
THIS PERFORMANCE STOCK UNIT AGREEMENT is made this 29th day of September, 2025 (the “Grant Date”), by and between [●] (the “Participant”) and FedEx Corporation, a Delaware corporation (the “Company”), pursuant to the Company’s 2019 Omnibus Stock Incentive Plan (as amended from time to time, the “Plan”), which is incorporated into and forms a part of this Agreement. Capitalized terms used in this Agreement which are not defined in this Agreement have the meanings as used or defined in the Plan.
WHEREAS, the Committee, authorized and directed the Company to grant a Performance Award in the form of Performance Stock Units (“PSUs”) to the Participant under the Plan for the purposes expressed in the Plan;
NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings herein contained, the parties agree as follows:
1.Grant of PSUs. In accordance with the terms of the Plan and subject to the further terms, conditions, and restrictions contained in this Agreement, the Company hereby grants to the Participant [●] PSUs on the Grant Date. Each PSU constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Participant, subject to the terms of this Agreement, up to 1.5 Shares (or cash in lieu of any fractional Share) based on the level of achievement of the performance goals set forth herein. Until such delivery, the Participant has only the rights of a general unsecured creditor and no rights as a stockholder of the Company. THIS AWARD IS SUBJECT TO ALL TERMS, CONDITIONS, AND PROVISIONS OF THE PLAN AND THIS AGREEMENT.
2.Vesting and Payout of PSUs. The PSUs shall be eligible to vest on December 31, 2028 (the “Measurement Date”), subject to (i) the achievement of the performance goals set forth on Schedule A hereto and (ii) the Participant’s continued Service to the Company through the Measurement Date. Each PSU that becomes vested shall be settled in Shares as soon as practicable following certification by the Committee as to the level of achievement of the performance goals, which date shall be no later than March 15 of the year following the year in which the Measurement Date occurs (the date of settlement, the “Payment Date”). In the event the calculation of the number of PSUs subject to this Agreement results in fractional Shares, the number of Shares shall be rounded down to the next whole Share and cash based on the Fair Market Value of a Share on the Payment Date in lieu of such fractional Share shall be paid to the Participant. The Participant shall be the beneficial owner of any Shares at the close of business on the Payment Date and shall be entitled to any dividend or distribution that has not already been made with respect to such Shares if the record date for such dividend or distribution is on or after the close of business on the Payment Date.
3.Forfeiture Upon Death, Disability, or Other Terminations Prior to the Measurement Date. If the Participant’s Service terminates prior to the Measurement Date for any reason, all PSUs granted hereunder shall immediately be forfeited and cancelled upon such termination of Service with no compensation or payment due to the Participant or any other Person.
4.Common Stock Rights and Dividend Equivalent Rights. The PSUs do not have any voting rights or other rights generally associated with Shares and are merely an obligation of the Company to make payment in accordance with this Agreement. Notwithstanding the foregoing, during the period commencing on the Grant Date and ending on the Payment Date, PSUs shall accrue a dividend equivalent when a dividend is paid on the Common Stock, which dividend equivalent shall be credited as reinvested in additional PSUs as of the date each such dividend is paid, and such additional PSUs (the “Dividend Equivalent PSUs”) shall be subject to the terms and conditions of this Agreement. The number of PSUs acquired through the reinvestment of dividend equivalents shall be calculated based on the Fair Market Value of a Share on the applicable dividend payment date. The Dividend Equivalent PSUs shall vest and be paid at the same time and in the same manner, and subject to the same forfeiture provisions, as the PSUs with which they are associated as set forth in Sections 2 and 3 above.
5.Non-Transferability. The restrictions set forth in Section 7.5(a) of the Plan shall apply, and outstanding PSUs, and all rights with respect to the Shares underlying such PSUs, may not be sold, pledged, assigned, exchanged, encumbered, hypothecated, gifted, transferred, or disposed of in any manner, and any assignment in violation of the provisions of this Section 5 shall be void.

6.Effect of Service. Nothing contained in the Plan or this Agreement shall confer upon the Participant any right to continue in the Service of the Company or any Subsidiary thereof, or limit, in any respect, the right of the Company or any Subsidiary thereof to discharge the Participant at any time, for any reason and with or without notice.
7.Adjustments. The PSUs shall be subject to adjustment as provided in Section 18 of the Plan. In the event that the planned spin-off of FedEx Freight, Inc (the “Spin-Off”) is completed and the Participant is an employee of the spun-off entity (“SpinCo”) immediately following the Spin-Off, the Participant acknowledges that the board of directors of SpinCo or a committee thereof may modify or replace the performance goals in its sole discretion as it deems equitable and appropriate to preserve the intended purpose of the award.
8.Amendment. This Agreement may be amended at any time by written instrument executed by the Company; provided that, other than as provided in Section 21 of the Plan, no amendment shall reduce or diminish the rights of the Participant (as determined by the Committee) without the Participant’s written consent.
9.Entire Document. This Agreement, together with the Plan, represents the complete understanding between the Participant and the Company relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof between the Participant and the Company.
10.Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, personal representatives, successors, and assigns. The terms of this Agreement shall in all respects be subject to the terms of the Plan. The Participant acknowledges receipt of a copy of the Plan, which is attached hereto, represents that he or she is familiar with the terms and provisions thereof and accepts the award of PSUs hereunder subject to all of the terms and conditions thereof and of this Agreement. The Participant hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Committee upon any questions arising under the Plan or this Agreement.
11.Governing Law and Plan Controls. Except as to matters governed by United States federal law or the Delaware General Corporation Law, this Agreement and all determinations made and actions taken under this Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee without giving effect to its conflicts of law principles. In the event of any conflict or inconsistency between the Plan and this Agreement, the provisions of the Plan shall govern and this Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.
12.Additional Requirements. The Company reserves the right to impose other requirements on the PSUs and the Participant’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules, and regulations or to facilitate the operation and administration of the PSUs and the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
13.Addendum. Notwithstanding any provisions in this Agreement to the contrary, if the Participant transfers residence and/or employment to another country, the Company may establish alternative terms, conditions, and requirements as may be necessary or advisable to accommodate the Participant’s transfer and to comply with local law, rules, and regulations or to facilitate the operation and administration of the PSUs and the Plan. Such provisions shall be set forth in an addendum to this Agreement.

IN WITNESS WHEREOF, the Company and the Participant have each executed and delivered this Agreement as of the date first above written.

Attest:	FedEx Corporation
By:
Assistant Secretary		President and Chief Executive Officer
Participant:

[Signature Page to Performance-Based Restricted Stock Unit Agreement]

Schedule A
Performance Goals
1.Defined Terms. Capitalized terms not defined in this Schedule A shall have the meanings set forth in the Plan or the Agreement, as applicable.
2.Vesting Terms.
(a) The PSUs shall be eligible to vest on the Measurement Date, subject to (i) the achievement of the performance goals set forth in Section 2(b) as of the Measurement Date and (ii) the Participant’s continued Service to the Company through the Measurement Date.
(b)The final number of Shares that the Participant shall be eligible to receive pursuant to Section 2 of the Agreement shall equal the number of PSUs granted pursuant to the Agreement multiplied by the applicable payout factor. Any PSUs that are not earned as of the Measurement Date because the performance goals are not achieved shall be forfeited as of the Measurement Date without payment of any consideration by the Company or its Affiliates.
(i)The payout factor shall be determined based on the number of basis points by which the Company’s FY28 adjusted operating margin (excluding the FedEx Freight segment, if applicable) exceeds the Company’s FY25 adjusted operating margin (excluding the FedEx Freight segment), as follows:

Payout Factor	FY28 Adjusted Operating Margin Improvement vs FY25 Adjusted Operating Margin
0%	Less than 100 bps
25%	100 bps
50%	200 bps
100%	300 bps
150%	400 bps
(ii)For purposes of this Schedule A, references to “FY25 adjusted operating margin” shall be to the Company’s consolidated adjusted operating margin (excluding the Freight segment) for fiscal year 2025 as determined by the Committee in a manner consistent with the calculation used in the Company’s earnings release for the prior fiscal quarter and references to “FY28 adjusted operating margin” shall be to the Company’s consolidated adjusted operating margin (excluding the Freight segment, if applicable) for fiscal year 2028 as reported in the Company’s earnings release.
(c)Linear Interpolation. If, as of the Measurement Date, the level of achievement of the performance goal set forth in Section 2(b) is greater than 25% and between two defined payout factors (e.g., greater than the 100%, but less than the 150%), then the applicable number of PSUs that shall be earned upon the achievement of the performance goal shall be determined by the Committee by linear interpolation between the number of PSUs that would be earned at the defined ends of the applicable payout factors.
[End of Schedule A]